PROSPECTUS SUPPLEMENT
(To prospectus dated June 3, 1999)

                                  $300,000,000
                            Public Service Enterprise
                               Group Incorporated
                  Extendible Notes due June 15, 2001, Series C

                                   ----------

      Enterprise's Extendible Notes due June 15, 2001, Series C, will have the following principal terms:

o During the period from and including June 15, 1999 to but excluding March 15, 2000, the interest rate on the Notes will be reset and payable quarterly at a rate equal to LIBOR plus a spread of 0.40%. After this initial period, during each subsequent period designated by Enterprise, interest shall accrue and be payable either at a floating interest rate or at a fixed interest rate, in each case as determined by Enterprise and the Remarketing Agent. The spread that will be applicable to the Notes during each such subsequent period will be the percentage recommended by the Remarketing Agent, and agreed to by Enterprise, so as to result in an interest rate that will enable the Remarketing Agent to remarket tendered Notes at 100% of their principal amount on the date commencing such subsequent period.

o On March 15, 2000 and on each successive date prescribed for the remarketing of the Notes, unless you affirmatively elect not to tender your Notes by following the procedures set forth in this prospectus supplement, your Notes will be automatically tendered, or deemed tendered, on each such date to the Remarketing Agent (i) for a purchase price equal to 100% of their principal amount and (ii) for remarketing by the Remarketing Agent on each such date.

o If Enterprise and the Remarketing Agent are unable to agree on the spread with respect to any subsequent period, Enterprise must repurchase and retire all of the Notes on the date then prescribed for the remarketing of the Notes at a price equal to 100% of their principal amount, together with any accrued and unpaid interest thereon to that date.

o If the Remarketing Agent is unable to remarket some or all of the Notes tendered on the date then prescribed for the remarketing of the Notes, Enterprise must purchase and retire any remaining unsold tendered Notes at a price equal to 100% of their principal amount, together with any accrued and unpaid interest thereon to that date.

o Enterprise may not redeem the Notes prior to March 15, 2000. On and after that date, the Notes may be redeemable by Enterprise or repayable at the option of the holders, under the circumstances described in this prospectus supplement.

o     The Notes will mature on June 15, 2001.

o     The Notes are senior unsecured debt securities of Enterprise.

o The Notes will be available for purchase in denominations of $1,000 and integral multiples thereof.

o     For more detail, see "Description of the Notes."

                                   ----------

      Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

                                   ----------

      The Underwriter will sell the Notes to the public at varying prices relating to prevailing market prices at the time of sale. Enterprise will receive net proceeds of 99.85% of the principal amount of the Notes sold, which equals aggregate net proceeds of $299,550,000, before deducting expenses payable by Enterprise estimated at $375,000.

      The Underwriter is offering the Notes subject to prior sale and on the condition that the Underwriter accepts Enterprise's delivery of the Notes to it. Enterprise expects that the Notes will be ready for delivery in book-entry form only through the facilities of DTC on or about June 15, 1999.

                                   ----------
                               Merrill Lynch & Co.
                                   ----------

            The date of this prospectus supplement is June 10, 1999.

================================================================================
                                TABLE OF CONTENTS
================================================================================

                              Prospectus Supplement

Use of Proceeds ........................................................   S-3
Capitalization .........................................................   S-3
Description of the Notes ...............................................   S-3
Certain United States Federal Income Tax Considerations ................   S-15
Underwriting ...........................................................   S-18

                                   Prospectus

About This Prospectus ..................................................    2
Where You Can Find More Information ....................................    2
Incorporation of Certain Documents by Reference ........................    3
Public Service Enterprise Group Incorporated ...........................    3
Use of Proceeds ........................................................    4
Description of Debt Securities .........................................    4
Plan of Distribution ...................................................   20
Legal Opinions .........................................................   21
Experts ................................................................   22

      References in this prospectus supplement to "Enterprise" are to our company, Public Service Enterprise Group Incorporated. References in this prospectus supplement to "PSE&G" are to our subsidiary, Public Service Electric and Gas Company.

      Enterprise is offering with this prospectus supplement to the accompanying prospectus $300,000,000 aggregate principal amount of Enterprise's Extendible Notes due June 15, 2001, Series C (the "Notes").

                                   ----------

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Enterprise has not, and the Underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Enterprise is not, and the Underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is only accurate as of the respective dates on the front covers hereof and thereof. Enterprise's business, financial condition, results of operations and prospects may have changed since such dates.

================================================================================
                                 USE OF PROCEEDS
================================================================================

      The net proceeds from the sale of the Notes will be used by Enterprise to make additional investments in its subsidiaries and repay short-term debt incurred  to  repurchase  a portion  of its  common  stock.  As of May 28,  1999
Enterprise's short-term debt carried a weighted average interest cost of 5.1625%.

================================================================================
                                 CAPITALIZATION
================================================================================

      The following table sets forth the consolidated capitalization of Enterprise and its subsidiaries as of March 31, 1999 and as adjusted to give effect to the issuance of the Notes offered hereby. The following data should be read in conjunction with the consolidated financial statements and notes thereto of Enterprise and its subsidiaries incorporated herein by reference.

                                                                 As of March 31, 1999
                                                               -----------------------
                                                                      (Unaudited)
                                                                 Actual    As Adjusted
                                                               ----------  -----------
                                                                    (in millions)
Common Equity
   Common Stock, issued; 231,957,608 shares .................   $  3,603    $  3,603
   Treasury Stock, at cost; 11,326,200 shares ...............       (442)       (442)
   Retained Earnings ........................................      1,816       1,815
Accumulated Other Comprehensive Income ......................       (171)       (171)
                                                                --------    --------
      Total Common Equity ...................................      4,806       4,805
PSE&G's Preferred Stock without mandatory redemption ........         95          95
PSE&G's Preferred Stock with mandatory redemption ...........         75          75
Monthly Guaranteed Preferred Beneficial Interest in PSE&G's
  Subordinated Debentures ...................................        210         210
Quarterly Guaranteed Preferred Beneficial Interest in PSE&G's
  Subordinated Debentures ...................................        303         303
Quarterly Guaranteed Preferred Beneficial Interest in
  Enterprise's Subordinated Debentures ......................        525         525
Long-Term Debt ..............................................      4,912       5,212
                                                                --------    --------
      Total Capitalization ..................................   $ 10,926    $ 11,225
                                                                ========    ========

================================================================================
                            DESCRIPTION OF THE NOTES
================================================================================

      The Notes are to be issued as a separate series of senior unsecured debt securities under an Indenture, dated as of November 1, 1998 (as amended, modified or supplemented from time to time, the "Indenture"), between Enterprise and First Union National Bank, as trustee (the "Trustee"). The following summary of certain provisions of the Notes and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of the form of which has been filed as an exhibit to the Registration Statement referred to in the accompanying prospectus. Capitalized terms used but not defined herein or in the accompanying prospectus have the meanings given to them in the Indenture. This description of the particular terms of the Notes supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Debt Securities and the Indenture set forth in the accompanying prospectus under the heading "Description of Debt Securities," to which description reference is hereby made. The Notes are "Senior Securities" as that term is used in the accompanying prospectus. The term "Senior Securities", as used under this caption, refers to all Senior Securities issuable from time to time under the Indenture and includes the Notes.

General

      All Senior Securities to be issued under the Indenture will be senior unsecured obligations of Enterprise and will rank pari passu with all other senior unsecured indebtedness of Enterprise from time to time outstanding, as described in "Description of Debt Securities" in the accompanying prospectus. The Indenture does not limit the aggregate principal amount of Senior Securities which may be issued thereunder, and Senior Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by Enterprise for each series. Enterprise may, from time to time, without the consent of the holders of the Notes, provide for the issuance of Notes or other Senior Securities under the Indenture in addition to the Notes offered hereby. As of the date of this prospectus supplement, there was $275 million aggregate principal amount of Senior Securities outstanding.

      Because Enterprise is a holding company that conducts all of its operations through its subsidiaries, holders of Debt Securities will generally have a junior position to claims of creditors of those subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. PSE&G has 2,145,234 outstanding shares of preferred stock with an aggregate par value of approximately $170 million. Enterprise's subsidiaries have ongoing corporate debt programs used to finance their business activities. As of May 31, 1999, Enterprise's subsidiaries had approximately $6.5 billion of outstanding debt.

      The Notes will be limited initially to $300,000,000 in aggregate principal amount, and the Notes will mature, unless previously redeemed, on June 15, 2001 ("Stated Maturity"). Enterprise may "reopen" the Notes series and issue additional Notes. Each Note will bear interest as described below for the Initial Spread Period and any Subsequent Spread Period (each as defined below). Interest on each Note will be payable on each Interest Payment Date (as defined below) specified for the Initial Spread Period and any Subsequent Spread Period, in each case to the person in whose name such Note is registered at the close of business on the 15th calendar day (whether or not a Business Day) next preceding such Interest Payment Date. Interest payable on any Interest Payment Date or Stated Maturity or date of earlier redemption or repayment will be the amount of interest accrued from and including the date of original issuance or from and including the most recent Interest Payment Date on which interest has been paid to but excluding such Interest Payment Date or Stated Maturity or date of earlier redemption or repayment, as the case may be. Principal of and interest on the Notes will be payable, and the transfer of Notes will be registrable, at the Corporate Trust Office of the Trustee or at any other office or agency designated by Enterprise for such purpose.

      The Notes will be issued only in fully registered, book-entry form. See "-- Form, Denomination and Registration" below.

      On and after the initial Remarketing Reset Date (as defined below), the Notes are subject to mandatory or optional redemption by Enterprise, in whole or in part, on such dates, in the circumstances and at the redemption prices described below. See " -- Redemption of the Notes" below. The Notes will not be subject to a sinking fund.

      After the initial Remarketing Reset Date, if Enterprise so elects, the Notes will be repayable at the option of the holders thereof, in whole or in part, on such dates, in the circumstances and at the repayment price described below. See " -- Repayment at the Option of the Holders."

      If the Stated Maturity for the Notes falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.

      If a Remarketing Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next succeeding day that is a Business Day.

      The term "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close and, in the case of Notes in the Floating Rate Mode (as defined below), that is also a London Business Day. The term "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

      All percentages resulting from any calculation of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

Initial Spread Period

      The "Initial Spread Period" will be the period from and including the date of original issuance of the Notes to but excluding the initial "Remarketing Reset Date" for the Notes. The initial Remarketing Reset Date will be March 15, 2000.

      During the Initial Spread Period for the Notes, interest on the Notes will be payable in arrears, on September 15, 1999, December 15, 1999 and March 15, 2000 (each such date an "Interest Payment Date" in respect of the Initial Spread Period), except as described below. The interest rate on the Notes will be reset quarterly on June 15, 1999, September 15 1999 and December 15, 1999 (the "Interest Reset Date" in respect of the Initial Spread Period), and the Notes will bear interest at a per annum rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR (as defined below) for the applicable Interest Reset Period (as defined below), plus the Initial Spread (as defined below). The "Initial Interest Reset Period" will be the period from and including the date of original issuance of the Notes to but excluding September 15, 1999. Thereafter, each "Interest Reset Period" during the Initial Spread Period will be the quarterly period from and including the most recent Interest Reset Date to but excluding the next succeeding Interest Reset Date or Remarketing Reset Date, as the case may be.

      The Spread applicable to the Notes during the Initial Spread Period will be 0.40% (the "Initial Spread"), and the interest rate mode used for the Initial Spread Period will be the "Floating Rate Mode". Thus, the interest rate per annum for the Notes during the Initial Interest Reset Period will be equal to

LIBOR, determined as of June 15 1999, plus the Initial Spread. The interest rate per annum for each succeeding Interest Reset Period during the Initial Spread Period will equal LIBOR for such Interest Reset Period plus the Initial Spread, calculated as described below under " -- Subsequent Spread Periods -- Floating Rate Mode."

      If, during the Initial Spread Period, any Interest Payment Date, redemption date, Interest Reset Date or Remarketing Reset Date would otherwise be a day that is not a Business Day, such Interest Payment Date, redemption date, Interest Reset Date or Remarketing Reset Date will be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date, redemption date, Interest Reset Date or Remarketing Reset Date shall be the next preceding Business Day.

Subsequent Spread Periods

      The Spread will be determined in the manner described below for each period from and including each Remarketing Reset Date to but excluding each next succeeding Remarketing Reset Date or, as the case may be, Stated Maturity (a "Subsequent Spread Period"), which will be one or more periods of at least three months and not more than the period remaining to the Stated Maturity of the Notes (or any integral multiple of three months therein), designated by Enterprise, commencing on the 15th day of March, June, September, or December (or as otherwise specified by Enterprise and the Remarketing Agent on the applicable Duration/Mode Determination Date (as defined below) in connection with the establishment of each Subsequent Spread Period), as applicable (each such date, a "Remarketing Reset Date"); provided, however, that no Subsequent Spread Period may end on or after the Stated Maturity.

      Interest on the Notes during each Subsequent Spread Period shall accrue and be payable, as applicable, either (i) at a floating interest rate (such Notes being in the "Floating Rate Mode" and such interest rate being a "Floating Rate") or (ii) at a fixed interest rate (such Notes being in the "Fixed Rate Mode" and such interest rate being a "Fixed Rate"), in each case as determined by Enterprise and the Remarketing Agent in accordance with the Remarketing Agreement and the applicable Remarketing Agency Agreement (each as defined below).

      The "Spread" that will be applicable to the Notes during each Subsequent Spread Period will be the percentage (a) recommended by the Remarketing Agent so as to result in a rate that, in the opinion of the Remarketing Agent, will enable tendered Notes to be remarketed by the Remarketing Agent at 100% of the principal amount thereof, as described under " -- Tender of Notes; Remarketing Agency Agreement" below, and (b) agreed to by Enterprise.

      Unless notice of redemption of the Notes as a whole has been given, the duration, redemption dates, redemption type (i.e., par, premium or make-whole), redemption prices (if applicable), repayment dates, Remarketing Reset Date, Interest Reset Dates, Interest Payment Dates, interest rate mode (i.e., Fixed Rate Mode or Floating Rate Mode), optional repayment terms, if any, and any other relevant terms for each Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the eighth Business Day prior to the
Remarketing Reset Date which commences such Subsequent Spread Period (the "Duration/Mode Determination Date"). In addition, the Spread for each Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the fourth Business Day prior to the Remarketing Reset Date commencing such Subsequent Spread Period (the "Spread Determination Date"). Enterprise will, not less than ten nor more than twenty days prior to any Duration/Mode Determination Date, (i) inform DTC that the Notes are subject to automatic tender on the Remarketing Reset Date (subject to the right to elect not to tender) and (ii) request that DTC notify its participants (as defined herein) of such Duration/Mode

Determination Date and of the procedures that must be followed if any beneficial owner of a Note wishes not to tender such Note as described under " -- Tender of Notes; Remarketing Agency Agreement" below. In the event that DTC or its nominee is no longer the holder of record of the Notes, Enterprise will notify the holders of the Notes of such information within such period of time. This will be the only notice given by Enterprise or the Remarketing Agent with respect to such Duration/Mode Determination Date and procedures for electing not to tender Notes.

      In the event that Enterprise and the Remarketing Agent do not agree on the Spread for any Subsequent Spread Period, then Enterprise is required unconditionally to repurchase and retire all of the Notes on the Remarketing Reset Date at a price equal to 100% of the principal amount of the Notes, together with accrued and unpaid interest, if any, thereon to but excluding the Remarketing Reset Date.

Floating Rate Mode

      If the Notes are to be reset to the Floating Rate Mode, as agreed to by the Remarketing Agent and Enterprise on a Duration/Mode Determination Date, then during the corresponding Subsequent Spread Period, (i) the interest rate on the Notes will be reset monthly, quarterly or semiannually (each, an "Interest Reset Period") and interest on the Notes will be payable either monthly, quarterly or semiannually on such dates (each such date, an "Interest Payment Date" in respect of such Subsequent Spread Period), in each case as specified by the Remarketing Agent and Enterprise on the applicable Duration/Mode Determination Date and (ii) the Notes will bear interest at a per annum rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR for the applicable Interest Reset Period, plus the applicable Spread, as determined on the relevant Spread Determination Date. Unless otherwise specified on the applicable Duration/Mode Determination Date for Notes in the Floating Rate Mode, interest on such Notes will be payable, in the case of Notes which reset (i) monthly, on the 15th day of each month; (ii) quarterly, on the 15th day of each March, June, September and December, and (iii) semiannually, on the 15th day of each March and September. The first day of an Interest Reset Period is referred to herein as an "Interest Reset Date" in respect of the Subsequent Spread Period and, unless otherwise specified on the applicable Duration/Mode Determination Date, will be, in the case of Notes which reset (i) monthly, on the 15th day of each month; (ii) quarterly, on the 15th day of each March, June, September and December, and (iii) semiannually, on the 15th day of each March and September.

      The interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate determined as of the Floating Rate Determination Date (as defined below) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Floating Rate Determination Date immediately preceding the most recent Interest Reset Date.

      If any Interest Payment Date (other than at Stated Maturity), redemption date, repayment date, Interest Reset Date or Remarketing Reset Date in the Floating Rate Mode would otherwise be a day that is not a Business Day, such Interest Payment Date, redemption date, repayment date, Interest Reset Date or Remarketing Reset Date will be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date, redemption date, repayment date, Interest Reset Date or Remarketing Reset Date shall be the next preceding Business Day.

      The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Floating Rate Determination Date. The "Floating Rate Determination Date" will be the second London Business Day immediately preceding the applicable Interest Reset Date.

      For the Initial Spread Period and if the Notes are reset to the Floating Rate Mode for a Subsequent Spread Period, LIBOR will be determined by the Rate Agent (as defined under " -- Tender of Notes; Remarketing Agency Agreement" below) as of the applicable Floating Rate Determination Date in accordance with the following provisions:

            (i) LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars of not less than U.S. $1,000,000 of the applicable Index Maturity, commencing on the second London Business Day immediately following such Floating Rate Determination Date, which appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on such Floating Rate Determination Date. "Telerate Page 3750" means the display designated on page "3750" on Bridge Telerate, Inc. (or such other page as may replace the 3750 page on that service, any successor service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Telerate Page 3750, LIBOR for such Floating Rate Determination Date will be determined in accordance with the provisions of paragraph (ii) below.

            (ii) With respect to a Floating Rate Determination Date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on such Floating Rate Determination Date, the Rate Agent shall request the principal London offices of each of four major reference banks in the London interbank market selected by the Rate Agent to provide the Rate Agent with a quotation of the rate at which deposits of the applicable Index Maturity in U.S. dollars, commencing on the second London Business Day immediately following such Floating Rate Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such Floating Rate Determination Date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such Floating Rate Determination Date will be the arithmetic mean of such quotations as calculated by the Rate Agent. If fewer than two quotations are provided, LIBOR for such Floating Rate Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such Floating Rate Determination Date by three major banks in The City of New York selected by the Rate Agent (after consultation with Enterprise) for loans in U.S. dollars to leading European banks of the applicable Index Maturity commencing on the second London Business Day immediately following such Floating Rate Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Rate Agent are not quoting as mentioned in this sentence, LIBOR for such Floating Rate Determination Date will be LIBOR determined with respect to the immediately preceding Floating Rate Determination Date, or in the case of the first Floating Rate Determination Date, LIBOR for the Initial Interest Reset Period.

      The Index Maturity applicable to Notes in the Floating Rate Mode will be, in the case of Notes resetting (i) monthly, one month; (ii) quarterly, three months, and (iii) semiannually, six months.

Fixed Rate Mode

      If the Notes are to be reset to the Fixed Rate Mode, as agreed to by Enterprise and the Remarketing Agent on a Duration/Mode Determination Date, then the applicable Fixed Rate for the corresponding Subsequent Spread Period will be determined by 4:00 p.m., New York City time, on the third Business Day prior to the Remarketing Reset Date for such Subsequent Spread Period (the "Fixed Rate Determination Date"), in accordance with the following provisions: the Fixed Rate will be determined by adding (i) the applicable Spread (as determined by the Remarketing Agent and agreed to by Enterprise on the immediately preceeding Spread Determination Date) to (ii) the yield to maturity determined by 4:00 p.m., New York City time, on the Fixed Rate Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the applicable United States Treasury security, selected by the Rate Agent after consultation with the Remarketing Agent, as having a maturity comparable to the duration selected for the following Subsequent Spread Period, which would be used in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the duration selected for the following Subsequent Spread Period.

      Interest in the Fixed Rate Mode will be computed on the basis of a 360-day year of twelve 30-day months. Such interest will be payable semiannually in arrears on the Interest Payment Dates (i.e., March 15th and September 15th, unless otherwise specified by Enterprise and the Remarketing Agent on the applicable Duration/Mode Determination Date) at the applicable Fixed Rate, as determined on the Fixed Rate Determination Date, beginning on the applicable Remarketing Reset Date and continuing for the duration of the relevant Subsequent Spread Period.

      If any Interest Payment Date, redemption date or repayment date in the Fixed Rate Mode would otherwise be a day that is not a Business Day (in either case, other than any Interest Payment Date, redemption date or repayment date that falls on a Remarketing Reset Date, in which case each such date will be postponed to the next day that is a Business Day), the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.

Tender of Notes; Remarketing Agency Agreement

      Enterprise and the Remarketing Agent are entering into a Remarketing Agreement with respect to remarketing of the Notes (the "Remarketing Agreement"). In the event Enterprise and the Remarketing Agent agree on the Spread on the Spread Determination Date with respect to any Subsequent Spread Period, Enterprise and the Remarketing Agent will enter into a Remarketing Agency Agreement (the "Remarketing Agency Agreement") on such Spread Determination Date. On the Remarketing Reset Date which commences such Subsequent Spread Period, each Note will be automatically tendered, or deemed tendered, to the Remarketing Agent for remarketing by the Remarketing Agent on the Remarketing Reset Date at 100% of the principal amount thereof (the "Purchase Price") unless the beneficial owner of such note, at such owner's option, upon giving notice as provided below (the "Hold Notice"), elects not to tender such Note. Subject to the second succeeding paragraph, the Purchase Price will be paid by the Remarketing Agent in accordance with the standard procedures of DTC, which currently provide for payments in same-day funds. Interest accrued on such Notes with respect to the preceding interest period will be paid in the manner described under "Form, Denomination and Registration." If such beneficial owner has an account at the Remarketing Agent and tenders such Note through such account, such beneficial owner will not be required to pay any fee or commission to the Remarketing Agent. If such Note is tendered through a broker, dealer, commercial bank, trust company or other institution, other than the Remarketing Agent, such holder may be required to pay fees or commissions to such other institution. It is currently anticipated that Notes so purchased by the Remarketing Agent will be remarketed by it.

      The Hold Notice must be received by the Remarketing Agent through DTC during the period commencing at 3:00 p.m., New York City time, on the Duration/Mode Determination Date and ending at 12:00 noon, New York City time, on the third Business Day prior to the Remarketing Reset Date for such

Subsequent Spread Period (the "Notice Date"); provided, however, that if the Remarketing Agent and Enterprise are unable to agree on the Spread for such Subsequent Spread Period, any Hold Notices received will be null and void. In order to ensure that a Hold Notice is received on a particular day, the beneficial owner of Notes must direct his broker or other designated participant or indirect participant (as defined herein) to give such Hold Notice before the broker's cut-off time for accepting instructions for that day. Different firms may have different cut-off times for accepting instructions from their customers. Accordingly, beneficial owners should consult the brokers or other participants or indirect participants through which they own their interests in the Notes for the cut-off times for such brokers, other participants or indirect participants. See " -- Form, Denomination and Registration" below. Except as otherwise provided below, a Hold Notice shall be irrevocable. If a Hold Notice is not received for any reason by the Remarketing Agent with respect to any Note by 12:00 noon, New York City time, on the Notice Date, the beneficial owner of such Note shall be deemed to have elected to tender such Note for purchase by the Remarketing Agent. All of the Notes, whether or not tendered, shall bear interest upon the same terms.

      The Remarketing Agent will attempt, on a reasonable efforts basis, to remarket the tendered Notes at a price equal to 100% of the aggregate principal amount so tendered. There is no assurance that the Remarketing Agent will be able to remarket the entire principal amount of Notes tendered in a remarketing. The obligations, if any, of the Remarketing Agent will be subject to certain conditions and termination events customary in Enterprise's offerings of debt securities, including a condition that no material adverse change in the consolidated financial condition of Enterprise and its subsidiaries, taken as a whole, shall have occurred since the Spread Determination Date. In the event that the Remarketing Agent is unable to remarket some or all of the tendered Notes and, in its sole discretion, chooses not to purchase such tendered Notes, Enterprise is obligated unconditionally to purchase and retire on the Remarketing Reset Date the remaining unsold tendered Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the applicable Remarketing Reset Date.

      No beneficial owner of any Note shall have any rights or claims against the Remarketing Agent as a result of the Remarketing Agent not purchasing such Notes.

      Notwithstanding anything to the contrary contained herein, the Remarketing Agent shall have the option, but not the obligation, to purchase any Notes tendered to it that it is not able to remarket. If the Remarketing Agent is unable to remarket the entire principal amount of all Notes tendered on any Remarketing Reset Date and, in its sole discretion, the Remarketing Agent chooses not to purchase such tendered Notes, it will promptly notify Enterprise and the Trustee. Enterprise or its affiliates may offer to purchase Notes in a remarketing, provided that the Spread and related interest rate established with respect to the Notes in connection with such remarketing are not different than they would otherwise be if Enterprise or its affiliates had not purchased such Notes.

      The term "Remarketing Agent" means the nationally recognized broker-dealer selected by Enterprise to act as Remarketing Agent. Pursuant to the Remarketing Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as Remarketing Agent. The term "Rate Agent" means the entity selected by Enterprise as its agent to determine (i) LIBOR and the interest rate on the Notes for any Interest Reset Period and/or (ii) the yield to maturity on the applicable United States Treasury security that is used in connection with the determination of the applicable Fixed Rate, and the ensuing applicable Fixed Rate. Pursuant to the Remarketing Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as Rate Agent in respect of any Fixed Rate Mode, and pursuant to a Calculation Agency Agreement, First Union National Bank has agreed to act as the Rate Agent in respect of any Floating Rate Mode. Enterprise, in its sole discretion, may change the Remarketing Agent and the Rate Agent for any

Subsequent Spread Period at any time on or prior to 3:00 p.m., New York City time, on the Duration/Mode Determination Date relating thereto.

      Each of the Rate Agents and the Remarketing Agent, in its individual or any other capacity, may buy, sell, hold and deal in any of the Notes. Either of such parties may exercise any vote or join in any action which any beneficial owner of Notes may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agency Agreement. Either of such parties, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with Enterprise as freely as if it did not act in any capacity under the Remarketing Agency Agreement or the Calculation Agency Agreement, as the case may be.

Redemption of the Notes

      The Notes may not be redeemed prior to the initial Remarketing Reset Date. On each Remarketing Reset Date (including the initial Remarketing Reset Date) and on those Interest Payment Dates or other dates specified as redemption dates by Enterprise on the Duration/Mode Determination Date in connection with any Subsequent Spread Period, the Notes may be redeemed, at the option of Enterprise, in whole or in part, upon notice thereof given at any time during the 30 calendar day period ending on the eighth Business Day prior to the redemption date (or fifteen Business Days prior to the redemption date in the case of a partial redemption), in accordance with the redemption type selected on the Duration/Mode Determination Date. The Notes are also subject to redemption in whole or in part as provided above under " -- Subsequent Spread Periods" and " -- Tender of Notes; Remarketing Agency Agreement." In the event that less than all of the outstanding Notes are to be redeemed, the Notes to be redeemed shall be selected by such method as Enterprise shall deem fair and appropriate. So long as DTC or its nominee is the record holder of the Notes, Enterprise will give notice to DTC, and DTC will determine the principal amount to be redeemed from the account of each participant in accordance with its rules and procedures. A participant may determine to redeem from some beneficial owners (which may include a participant holding Notes for its own account) without redeeming from the accounts of other beneficial owners.

      The redemption type to be chosen by Enterprise and the Remarketing Agent on the Duration/Mode Determination Date with respect to any Subsequent Spread Period may be one of the following as defined herein: (i) Par Redemption; (ii) Premium Redemption; or (iii) Make-Whole Redemption. "Par Redemption" means redemption at a redemption price equal to 100% of the principal amount thereof, plus unpaid interest thereon, if any, accrued to the redemption date. "Premium Redemption" means redemption at a redemption price or prices greater than 100% of the principal amount thereof, plus unpaid interest thereon, if any, accrued to the redemption date, as determined on the Duration/Mode Determination Date. "Make-Whole Redemption" means redemption at a redemption price equal to the Make-Whole Amount (as defined below) with respect to such Notes. Unless otherwise specified by Enterprise and the Remarketing Agent on any Duration/Mode Determination Date, the redemption type will be Par Redemption. Furthermore, the redemption in part of any Notes must be in increments of $1,000 or integral multiples thereof.

      "Make-Whole Amount" means, in connection with any optional redemption of any Note, an amount equal to the greater of (i) 100% of its principal amount plus accrued interest, if any, thereon to the date of redemption and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus the Reinvestment Spread.

      "Treasury Yield" means, with respect to any redemption date applicable to any of the Notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

      "Comparable Treasury Issue" means, with respect to the Notes subject to redemption, the United States Treasury security selected by the Remarketing Agent as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

      "Comparable Treasury Price" means, with respect to any redemption date applicable to the Notes subject to redemption, (i) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such applicable Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such Quotation. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the Notes subject to redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. on the third business day preceding such redemption date.

      "Reference Treasury Dealer" means, with respect to the Notes subject to redemption, at least four primary U.S. Government securities dealers in New York City as Enterprise shall select, which may include the Remarketing Agent or an affiliate thereof.

      "Reinvestment Spread" means, with respect to the Notes subject to redemption, a number, expressed as a number of basis points or as a percentage, selected by Enterprise and agreed to by the Remarketing Agent on the Duration/Mode Determination Date.

Repayment at the Option of the Holders

      The Notes will not be subject to repayment at the option of the holders thereof prior to the initial Remarketing Reset Date. Thereafter, if Enterprise so elects on the Duration/Mode Determination Date preceding a Subsequent Spread Period, the Notes will be subject to repayment at the option of the holders thereof during such Subsequent Spread Period, on such date(s) as Enterprise may select, in whole or in part in increments of $1,000 or integral multiples thereof, at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued thereon to but excluding the date of repayment. So long as DTC or its nominee is the record holder of the Notes, beneficial owners that desire to have all or any portion of their Notes repaid must instruct their broker or other designated participant or indirect participant to direct DTC or its nominee to exercise the repayment option on their behalf by forwarding the instructions to the Trustee, not more than 60 nor less than 30 calendar days prior to the date scheduled for repayment or within such other notice period as may be specified on the applicable Duration/Mode Determination Date.

      In order to ensure that such instructions are received by the Trustee on a particular day, the applicable beneficial owner must so direct his broker or other designated participant or indirect participant (as defined herein) through which it owns its interest before the deadline set by such broker, participant or indirect participant for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult the broker, participant or indirect participant through which they own their interests for the respective deadlines for such broker, participant or indirect participant. All instruction given to participants from beneficial owners of Global Notes relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such beneficial owner shall cause the broker, participant or indirect participant through which it owns its interest to transfer such beneficial owner's interest in the Global Note or Notes representing the related book entry Notes, on DTC's records, to the Trustee. See " -- Form, Denomination and Registration."

Form, Denomination and Registration

      The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. The Notes will be deposited with, or on behalf of, DTC. The Notes will be represented by one or more Global Notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the Global Notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

      Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

      So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein).

      Payments on Global Notes will be made to DTC or its nominee, as the registered owner thereof. Neither Enterprise, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      Enterprise expects that DTC or its nominee will credit direct participants' accounts on the payable date with payments in respect of a Global
Note in amounts proportionate to their respective beneficial interest in the principal amount of such Global Note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. Enterprise also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

      Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

      Enterprise believes that it is the policy of DTC that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

      The Indenture provides that if (i) the Depository notifies Enterprise that it is unwilling or unable to continue as Depository or if the Depository ceases to be eligible under the Indenture and a successor depository is not appointed by Enterprise within 90 days or (ii) an Event of Default with respect to the Notes shall have occurred and be continuing, the Global Notes will be exchanged for Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depository from participants with respect to ownership of beneficial interests in Global Notes.

      DTC has advised Enterprise as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including the Underwriter, and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the Commission.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Enterprise nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

      However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as DTC's direct and indirect participants third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

      According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

================================================================================
             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
================================================================================

      The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder ("Treasury Regulations"), and rulings and decisions now in effect, all of which are subject to change (prospectively or retroactively). The following discussion deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, banks, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

      As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, or a partnership (including an entity treated as a corporation or partnership for United States Federal income tax purposes) unless, in the case of a partnership, Treasury Regulations are adopted that provide otherwise, created or organized in or under the laws of the United States or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of such trust. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. Holders

      Payments of Interest. The Notes should constitute variable rate debt instruments ("VRDI") and the interest payments received should be considered "qualified stated interest" under section 1.1275-5 of the Treasury Regulations. The interest received will thus be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received in accordance with the U.S. Holder's regular method of tax accounting.

      Disposition of a Note. Based on the foregoing treatment, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized upon the sale, exchange or retirement (other than amounts representing accrued and unpaid interest which will be taxable as interest income) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note is generally equal to such U.S. Holder's initial investment in such Note increased by any original issue discount ("OID") included in income.

      Consequences to Non-tendering Holders. A U.S. Holder who does not tender his Notes to the Remarketing Agent on the Remarketing Reset Date will continue to be subject to tax on the interest payable with respect to such Notes as described above. It is unclear whether, for United States Federal income tax purposes, a U.S. Holder who does not tender his Notes to the Remarketing Agent on the Remarketing Reset Date has a deemed exchange of "new" or modified notes for original Notes on the Remarketing Reset Date. Even if there is a deemed exchange, a U.S. Holder who acquired the Notes at original issuance at the initial issue price should not recognize any gain or loss on such deemed disposition because his adjusted tax basis in Notes will equal the Purchase Price. A U.S. Holder may, however, start a new holding period with respect to the "new" or modified Notes received in the deemed exchange.

      Other Possible Treatment of the Notes. While Enterprise intends to treat the Notes as VRDI's issued without OID, it is possible that the Internal Revenue Service ("IRS") will take the position that the Notes are either (i) VRDI's issued with OID, or (ii) contingent payment debt instruments. In the event the IRS were successful in either assertion, holders of the Notes could experience U.S. federal income tax consequences significantly different from those discussed herein. Prospective purchasers of Notes are urged to consult their tax advisors as to the potential application of, and the consequences of applying, the regulations governing VRDI's issued with OID and contingent payment obligations.

      Information Reporting and Backup Withholding. In general, information reporting requirements will apply to certain payments of principal and interest and to the proceeds of sales of Notes made to U.S. Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the U.S. Holder (i) fails to provide a taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding.

      Enterprise will furnish annually to the IRS and to record holders of the Notes (other than with respect to certain exempt holders) information relating to the interest accruing and paid on the Notes during the calendar year.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such U.S. Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

      A non-U.S. Holder will not be subject to Federal income taxes on payment of principal, premium (if any) of interest (including OID, if any) of a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater partner of Enterprise, a controlled foreign corporation related to Enterprise or a bank receiving interest described in section 881 (c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding-calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

      Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

      The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater owner of Enterprise or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

      Backup Withholding. Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

      In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would normally be made on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's Federal income tax provided the required information is furnished to the IRS.

New Withholding Regulations

      On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The IRS has announced that the New Regulations will generally be effective for payments made after December 31, 2000, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

================================================================================
                                  UNDERWRITING
================================================================================

      Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") has agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase the Notes from Enterprise at a price equal to 99.85% of the principal amount thereof. Enterprise expects to incur expenses estimated to be approximately $375,000 for SEC registration, printing, rating agencies, legal and accounting fees.

      The Underwriter has advised Enterprise that it proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale. The Underwriter may effect such transactions by selling Notes to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and any purchasers of Notes for whom they may act as agent. The
Underwriter and any dealers that participate with the Underwriter in the distribution of the Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Notes by them may be deemed to be underwriting compensation.

      The Notes are a new issue of securities with no established trading market. Enterprise does not intend to apply for listing of the Notes on a national securities exchange. Enterprise has been advised by the Underwriter that it intends to make a market in the Notes as permitted by applicable laws and regulations, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

      The Underwriter is permitted to engage in certain transactions that maintain or otherwise affect the price of the Notes. Such transactions may include over-allotment transactions and purchases to cover short positions created by the Underwriter in connection with the offering. If the Underwriter creates a short position in the Notes in connection with the offering, i.e., if it sells Notes in an aggregate principal amount exceeding that set forth on the cover page of this prospectus supplement, the Underwriter may reduce that short position by purchasing Notes in the open market.

      In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

      Neither Enterprise nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither Enterprise nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      Enterprise has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

      In the ordinary course of their respective businesses, the Underwriter and its affiliates have engaged, and may in the future engage, in investment banking transactions with Enterprise and its subsidiaries.

PROSPECTUS

Public Service Enterprise Group Incorporated
 80 Park Plaza
 P.O. Box 1171
 Newark, New Jersey 07101-1171
 (973) 430-7000
                                    [CLIPART]

                                  $375,000,000

                                 Debt Securities
                                  -------------

          Public Service Enterprise Group Incorporated may offer from time to time, together or separately, one or more series of its unsecured debt securities which may be either senior or subordinated in priority of payment.

          The Senior Debt Securities will rank equally with all other unsubordinated and unsecured indebtedness of Enterprise. The Subordinated Debt Securities will be unsecured and subordinated as described under "Description of Debt Securities -- Subordination."

          When a particular series of Debt Securities is offered, Enterprise will prepare and issue a supplement to this Prospectus setting forth the particular terms of the offered Debt Securities. You should read this Prospectus and any Prospectus Supplement carefully before you make any decision to invest in the Debt Securities.

          The aggregate initial public offering price of all Senior Debt Securities and Subordinated Debt Securities which may be sold under this Prospectus will not exceed $375,000,000.

                                  -------------

          These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                  -------------

                  The date of this Prospectus is June 3, 1999.

================================================================================
                             About This Prospectus
================================================================================

         This prospectus is part of a registration statement that Public Service Enterprise Group Incorporated ("Enterprise") filed wi th the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, Enterprise may, from time to time, sell any combination of the Debt Securities described in this Prospectus in one or more offerings of one or more series. The aggregate principal amount of Debt Securities which Enterprise may offer under this Prospectus is $375,000,000. Each time Enterprise sells Debt Securities, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement together with additional information described under the heading "Where You Can Find More Information".

          Enterprise believes that it has included or incorporated by reference all information material to investors in this Prospectus, but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with or incorporated by reference into this registration statement.

================================================================================
                       Where You Can Find More Information
================================================================================

          Enterprise is a New Jersey corporation that files annual, quarterly and special reports, proxy statements and other information with the SEC. Enterprise's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Enterprise files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as its public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

          You may also inspect these documents at the New York Stock Exchange, Inc. and the Philadelphia Stock Exchange, Inc. where Enterprise's common stock is listed.

================================================================================
                 Incorporation of Certain Documents by Reference
================================================================================

          The SEC allows Enterprise to "incorporate by reference" the information Enterprise files with it, which means that Enterprise can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that Enterprise files later with the SEC will automatically update and supersede this information. Enterprise incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until it sells all of the Debt Securities.

          1. Enterprise's Annual Report on Form 10-K for the year ended December 31, 1998.

          2. Enterprise's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

          3. Enterprise's Current Reports on Form 8-K dated March 17, 1999 and April 21, 1999.

          You may request a copy of these filings, other than exhibits not specifically incorporated by reference therein, which will be provided to you without charge, by writing or telephoning:

                          Director, Investor Relations
                     Public Service Electric and Gas Company
                               80 Park Plaza, T6B
                                  P.O. Box 570
                            Newark, New Jersey 07101
                            Telephone (973) 430-6503

          You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. Enterprise has not authorized anyone else to provide you with different information. Enterprise is not making an offer of these Debt Securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

================================================================================
                  Public Service Enterprise Group Incorporated
================================================================================

          Enterprise is a public utility holding company that neither owns nor operates any physical properties. Enterprise has two direct, wholly owned subsidiaries, Public Service Electric and Gas Company ("PSE&G") and PSEG Energy Holdings Inc. ("Energy Holdings"). Enterprise's principal subsidiary, PSE&G, is an operating public utility providing electric and gas service in certain areas of the State of New Jersey.

Energy Holdings is the parent of Enterprise's non-utility businesses: PSEG Global Inc., PSEG Resources Inc., PSEG Energy Technologies Inc., Enterprise Group Development Corporation, PSEG Capital Corporation and Enterprise Capital Funding Corporation.

          Enterprise's executive offices are located at 80 Park Plaza, Newark, New Jersey 07102, and its telephone number is (973) 430-7000.

================================================================================
                                Use of Proceeds
================================================================================

          Except as may be described otherwise in a prospectus supplement, the net proceeds from the sale of the Debt Securities will be added to Enterprise's general funds and will be used for general corporate purposes including, but not limited to, the repurchase of shares of its common stock and making additional investments in its subsidiaries. Such proceeds may be applied to the reduction of short-term indebtedness incurred for such purposes.

================================================================================
                         Description of Debt Securities
================================================================================

          The Debt Securities will be Enterprise's direct unsecured obligations and may be issued from time to time in one or more offerings of one or more series. The Senior Securities will be issued under an Indenture, dated as of November 1, 1998 (the "Senior Indenture"), between Enterprise and First Union National Bank, Trustee (the "Senior Trustee"), and the Subordinated Securities will be issued under an Indenture (the "Subordinated Indenture") to be entered into between Enterprise and First Union National Bank, Trustee (the "Subordinated Trustee"). The term "Trustee" when used in this Prospectus refers to either the Senior Trustee or the Subordinated Trustee, as appropriate. The Senior Indenture and the Subordinated Indenture (sometimes referred to collectively as the "Indentures" and individually as an "Indenture") are filed as exhibits to the registration statement. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). Selected provisions of the Indentures have been summarized below. The summary is not complete. You should read the Indentures for provisions that may be important to you. In the summary below, references to section numbers of the applicable Indentures are included so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indentures. Parenthetical references below are to the Indentures or to the TIA, as applicable.

Provisions Applicable to Both the Senior and Subordinated Indentures

General

          The Debt Securities will be direct, unsecured obligations of Enterprise. The Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of Enterprise. The Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of Enterprise as described under " -- Subordinated Indenture Provisions."

          Because Enterprise is a holding company that conducts all of its operations through its subsidiaries, holders of Debt Securities will generally have a junior position to claims of creditors of those subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. PSE&G has 2,145,234 outstanding shares of preferred stock with an aggregate par value of approximately $170 million. Enterprise's subsidiaries have ongoing corporate debt programs used to finance their business activities. As of March 31, 1999, Enterprise's subsidiaries had approximately $6.2 billion of outstanding debt.

          Each Indenture provides that any Debt Securities proposed to be sold pursuant to this Prospectus and the accompanying Prospectus Supplement, as well as other unsecured debt securities of Enterprise, may be issued under such Indenture in one or more series, in each case as authorized from time to time by Enterprise. The particular terms of any series of Debt Securities and any modifications of or additions to the general terms of the Debt Securities described in this Prospectus will be described in the Prospectus Supplement for that series. Accordingly, for a description of the terms of any series of Debt Securities, you should refer to both the Prospectus Supplement relating to that series and the description of Debt Securities set forth in this Prospectus.

         You should refer to the Prospectus Supplement for the following information for each particular series of Debt Securities:

            (1) The title of such Debt Securities and whether such Debt Securities will be Senior Debt Securities or Subordinated Debt Securities.

            (2) The aggregate principal amount of such Debt Securities and any limit on the aggregate principal amount of Debt Securities of such series.

            (3) If other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or the method by which such portion will be determined.

            (4) The date or dates, or the method by which such date or dates will be determined or extended, on which the principal of such Debt Securities will be payable.

            (5) The rate or rates at which such Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined. The terms of any remarketing of such Debt Securities. The date or dates from which such interest will accrue or the method by which such date or dates will be determined. The date or dates on which such interest, if any, will be payable and the Regular Record Date or Dates, if any, for the interest payable on any such Debt Securities on any Interest Payment Date, or the method by which any such date will be determined, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

            (6) The date or dates on which or the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of Enterprise and whether Enterprise is to have that option.

            (7) The obligation, if any, of Enterprise to redeem, repay or purchase such Debt Securities, in whole or in part, pursuant to any sinking fund or similar provision or at the option of a holder thereof and the period or periods within which or the date or dates on which, the price or prices at which and the other terms and conditions upon which, such Debt Securities will be so redeemed, repaid or purchased.

            (8) Whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities or both. Any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms, if any, upon which Bearer Securities of the series may be exchanged for Registered Securities. Whether such Debt Securities will be issuable initially in temporary global form. Whether any such Debt Securities will be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of such series in certificate form and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable Indenture. If Registered Securities are to be issuable as a global security, the identity of the depository for such Debt Securities.

            (9) Whether the amount of payments of principal of (or premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based on one or more Currencies, commodities, equity indices or other indices) and the manner in which such amounts will be determined.

            (10) The place or places, if any, other than or in addition to The City of New York, where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable. Where any Registered Securities may be surrendered for registration of transfer or exchange. Where Debt Securities of a series that are convertible or exchangeable may be surrendered for conversion or exchange and where notices or demands to or upon Enterprise in respect of such Debt Securities and the applicable Indenture may be served.

            (11) The denomination or denominations in which such Debt Securities will be issuable, if other than $1,000 or any integral multiple thereof in the case of Registered Securities and $5,000 in the case of Bearer Securities.

            (12) If other than the applicable Trustee, the identity of each Security Registrar and/or Paying Agent.

            (13) The date as of which any Bearer Securities of the series and any temporary Debt Security issued in global form representing Outstanding Securities of the series will be dated if other than the date of original issuance of the first Debt Security of the series to be issued.

            (14) The applicability, if at all, to such Debt Securities of the provisions of Article Fourteen of the applicable Indenture described under "Defeasance and Covenant Defeasance" and any provisions in modification of, in addition to or in lieu of any of the provisions of such Article.

            (15) The Person to whom any interest on any Registered Security of the series will be payable, if other than the Person in whose name such Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. The manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature. The extent to which, or the manner in which, any interest payable on a temporary Debt Security issued in global form will be paid if other than in the manner provided in the applicable Indenture.

            (16) If such Debt Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions.

            (17) Whether and under what circumstances Enterprise will pay Additional Amounts, as contemplated by Section 1004 of the applicable Indenture, on such Debt Securities to any holder who is not a United States person (including any modification to the definition of such term as contained in the applicable Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether Enterprise will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option).

            (18) The provisions, if any, granting special rights to the holders of such Debt Securities upon the occurrence of such events as may be specified.

            (19) Any deletions from, modifications of or additions to the Events of Default or covenants of Enterprise with respect to such Debt Securities (which Events of Default or covenants are consistent with the Events of Default or covenants set forth in the general provisions of the applicable Indenture).

            (20) Whether such Debt Securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such Debt Securities will be so convertible or exchangeable.

            (21) Any other terms of such Debt Securities.

         If applicable, the Prospectus Supplement will also include a discussion of Federal income tax considerations relevant to the Debt Securities being offered.

         For purposes of this Prospectus, any reference to the payment of principal of (or premium, if any) or interest, if any, on such Debt Securities will be deemed to include mention of the payment of any Additional Amounts required by the terms of such Debt Securities.

         Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Federal income tax and other considerations pertaining to any such Original Issue Discount Securities will be discussed in the applicable Prospectus Supplement.

          Each Indenture provides that the Debt Securities which are the subject of this Prospectus and additional unsecured debt securities of Enterprise, unlimited as to aggregate principal amount, may be issued in one or more series thereunder, in each case as authorized from time to time by or pursuant to authority granted by the Board of Directors of Enterprise. (Section 301 of each Indenture) Debt Securities so issued under an Indenture are herein collectively referred to, when a single Trustee is acting for all debt securities issued under such Indenture, as the "Indenture Securities". Each Indenture also provides that there may be more than one Trustee thereunder, each with respect to one or more different series of Indenture Securities. See also "Resignation of Trustee" herein. At a time when two or more Trustees are acting under either Indenture, each with respect to only certain series, the term "Indenture Securities", as used herein, will mean the one or more series with respect to which each respective Trustee is acting. In the event that there is more than one Trustee under either Indenture, the powers and trust obligations of each Trustee as described herein will extend only to the one or more series of Indenture Securities for which it is Trustee. If two or more Trustees are acting under either Indenture, then the Indenture Securities for which each Trustee is acting would in effect be treated as if issued under separate indentures.

          The general provisions of the Indentures do not contain any provisions that would limit the ability of Enterprise to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving Enterprise. You should refer to the Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of Enterprise that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

          Enterprise has the ability to issue Indenture Securities with terms different from those of Indenture Securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of Indenture Securities and issue additional Indenture Securities of such series (unless such reopening was restricted when such series was created).

Denominations, Registration and Transfer

          Debt Securities of a series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. The Indentures also provide that Debt Securities of a series may be issuable in global form. See " -- Book-Entry Debt Securities". Unless otherwise provided in the Prospectus Supplement, Debt Securities denominated in U.S. dollars (other than Global Securities, which may be of any denomination) are issuable in denominations of $1,000 or any integral multiples of $1,000 (in the case of Registered Securities) and in the denomination of $5,000 (in the case of Bearer Securities). Unless otherwise indicated in the Prospectus Supplement, Bearer Securities will have interest coupons attached. (Section 201 of each Indenture)

          Registered Securities will be exchangeable for other Registered Securities of the same series. If (but only if) provided in the Prospectus Supplement, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons which are in default) of any series may be similarly exchanged for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. If so provided, Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Unless otherwise specified in the Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities. (Section 305 of each Indenture)

          Registered Securities of a series may be presented for registration of transfer and Debt Securities of a series may be presented for exchange (i) at each office or agency required to be maintained by Enterprise for payment of such series as described in "Payment and Paying Agents", and (ii) at each other office or agency that Enterprise may designate from time to time for such purposes. No service charge will be made for any transfer or exchange of Debt Securities, but Enterprise may require payment of any tax or other governmental charge payable in connection therewith. (Section 305 of each Indenture)

          Enterprise will not be required to (i) issue, register the transfer of or exchange Debt Securities during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption, or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor that is simultaneously surrendered for redemption; or (iv) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid. (Section 305 of each Indenture)

Payment and Paying Agents

          Unless otherwise provided in the Prospectus Supplement, principal, premium, if any, and interest, if any, and Additional Amounts, if any, on Registered Securities will be payable at any office or agency to be maintained by Enterprise in Newark, New Jersey and New York, New York, except that at the option of Enterprise interest (including Additional Amounts, if any) may be paid
(i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 301, 1001 and 1002 of each Indenture) Unless otherwise provided in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307 of each Indenture)

          If Debt Securities of a series are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities, unless otherwise provided in the Prospectus Supplement, Enterprise will be required to maintain an office or agency (i) outside the United States at which, subject to any applicable laws and regulations, the principal of (and premium, if any) and interest, if any, on such series will be payable and (ii) in The City of New York for payments with respect to any Registered Securities of such series (and for payments with respect to Bearer Securities of such series in the limited circumstances described below, but not otherwise); provided that, if required in connection with any listing of such Debt Securities on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, Enterprise will maintain an office or agency for such Debt Securities in any city located outside the United States required by such stock exchange. (Section 1002 of each Indenture) The initial locations of such offices and agencies will be specified in the Prospectus Supplement. Unless otherwise provided in the Prospectus Supplement, principal of (and premium, if any) and interest, if any, on Bearer Securities may be paid by wire transfer to an account maintained by the Person entitled thereto with a bank located outside the United States. (Sections 307 and 1002 of each Indenture) Unless otherwise provided in the Prospectus Supplement, payment of installments of interest on any Bearer Securities on or before Maturity will be made only against surrender of coupons for such interest installments as they severally mature. (Section 1001 of each Indenture) Unless otherwise provided in the Prospectus Supplement, no payment with respect to any Bearer Security will be made at any office or agency of Enterprise in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest, if any, on Bearer Securities payable in U.S. dollars will be made at the office of Enterprise's Paying Agent in The City of New York if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002 of each Indenture)

          Enterprise may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency.

Events of Default

          The following will constitute Events of Default under each Indenture with respect to any series of Debt Securities issued thereunder: (i) default in the payment of any interest upon any Debt Security of that series or of any coupon upon or any Additional Amounts payable in respect of any Debt Security of that series or of any coupon appertaining thereto and continuance of such default for a period of 30 days; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of that series when the same becomes due and payable, whether at its maturity, earlier redemption or repayment or otherwise; (iii) default in the deposit of any sinking fund payment when due by the terms of any Debt Security of that series; (iv) default in the performance, or breach, of any covenant or agreement of Enterprise in the applicable Indenture with respect to any Debt Security of that series, continued for 60 days after written notice to Enterprise; (v) certain events in bankruptcy, insolvency or reorganization affecting Enterprise; and (vi) any other Event of Default provided with respect to Debt Securities of that series. (Section 501 of each Indenture) Enterprise is required to file with the applicable Trustee, annually, an officer's certificate as to Enterprise's compliance with all conditions and covenants under the applicable Indenture. (Section 1005 of each Indenture) Each Indenture provides that the applicable

Trustee may withhold notice to the holders of Debt Securities of a series of any default (except payment defaults on such Debt Securities of that series) if it considers it in the interest of the holders of Debt Securities of such series to do so. (Section 601 of each Indenture)

          If an Event of Default with respect to Debt Securities of a series has occurred and is continuing, the applicable Trustee or the holders of not less than 25% in principal amount of Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series due and payable immediately. (Section 502 of each Indenture)

          Subject to the provisions of the applicable Indenture relating to the duties of the Trustee thereunder, in case an Event of Default with respect to Debt Securities of a series has occurred and is continuing, such Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of the holders of Debt Securities of that series, unless such holders have offered such Trustee reasonable indemnity against the expenses and liabilities which might be incurred by it in compliance with such request. (Section 507 of each Indenture and TIA Section 315) Subject to such provisions for the indemnification of the applicable Trustee, the holders of a majority in principal amount of the Outstanding Debt Securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or exercising any trust or power conferred on such Trustee with respect to the Debt Securities of that series. (Section 512 of each Indenture)

          The holders of a majority in principal amount of the Outstanding Debt Securities of a series may, on behalf of the holders of all Debt Securities of such series and any related coupons, waive any past default under the applicable Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest, if any, on or Additional Amounts payable in respect of any Debt Security of such series or any related coupons or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each Outstanding Debt Security of such series affected thereby. (Section 513 of each Indenture)

Merger or Consolidation

          Each Indenture provides that Enterprise may not consolidate with or merge with or into any other corporation or convey or transfer its properties and assets as an entirety or substantially as an entirety to any Person, unless either Enterprise is the continuing corporation or such corporation or Person assumes by supplemental indenture all the obligations of Enterprise under such Indenture and the Indenture Securities issued thereunder and immediately after the transaction no default shall exist. In addition, under the Indentures, no such consolidation, merger or transfer may be made if as a result thereof any property or assets of Enterprise would become subject to any mortgage, lien or other encumbrance unless such Indenture Securities are secured equally and ratably with or prior to the debt secured by such mortgage, lien or other encumbrance. (Section 801 of each Indenture)

Modification or Waiver

          Modification and amendment of an Indenture may be made by Enterprise and the Trustee thereunder with the consent of the holders of a majority in principal amount of all Outstanding Indenture Securities issued thereunder that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the holder of each Outstanding Indenture Security affected thereby, among other things: (i) change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any such Indenture Security; (ii) reduce the principal amount of, or the rate or amount of interest in respect of, or any premium payable upon the redemption of, any such Indenture Security;
(iii) change any obligation of Enterprise to pay Additional Amounts in respect of any such Indenture Security; (iv) reduce the portion of the principal of an Original Issue Discount Security or Indexed Security that would be due and payable upon a declaration of acceleration of the Maturity thereof or provable in bankruptcy; (v) adversely affect any right of repayment at the option of the holder of any such Indenture Security; (vi) change the place or Currency of payment of principal of, or any premium or interest on, any such Indenture Security; (vii) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or on or after any Redemption Date or Repayment Date therefor; (viii) adversely affect any right to convert or exchange any Indenture Security; (ix) reduce the percentage in principal amount of such Outstanding Indenture Securities, the consent of whose holders is required to amend or waive compliance with certain provisions of such Indenture or to waive certain defaults thereunder; (x) reduce the requirements for voting or quorum described below; or (xi) modify any of the foregoing requirements or any of the provisions relating to waiving past defaults or compliance with certain restrictive provisions, except to increase the percentage of holders required to effect any such waiver or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Indenture Security affected thereby. (Section 902 of each Indenture)

          In addition, under the Subordinated Indenture, no modification or amendment thereof may, without the consent of the holder of each Outstanding Subordinated Security affected thereby, modify any of the provisions of such Indenture relating to the subordination of the Subordinated Securities in a manner adverse to the holders thereof and no such modification or amendment may adversely affect the rights of any holder of Senior Indebtedness under Article Sixteen of the Subordinated Indenture (described under the caption " -- Subordinated Indenture Provisions") without the consent of such holder of Senior Indebtedness. (Sections 902 and 907 of the Subordinated Indenture)

          The holders of a majority in aggregate principal amount of Outstanding Indenture Securities have the right to waive compliance by Enterprise with certain covenants in the applicable Indenture. (Section 1006 of each Indenture)

          Modification and amendment of an Indenture may be made by Enterprise and the applicable Trustee thereunder, without the consent of any holder, for any of the following purposes: (i) to evidence the succession of another Person to Enterprise as obligor under such Indenture; (ii) to add to the covenants of Enterprise for the benefit of the holders of all or any series of Indenture Securities issued under such Indenture and any related coupons or to surrender any right or power conferred upon Enterprise by such Indenture; (iii) to add Events of Default for the benefit of the holders of all or any series of Indenture Securities; (iv) to add to or change any provisions of such Indenture to facilitate the issuance of, or to liberalize the terms of, Bearer Securities, or to permit or facilitate the issuance of Indenture Securities in uncertificated form, provided that any such actions do not adversely affect the holders of such Indenture Securities or any related coupons; (v) to change or eliminate any provisions of such Indenture, provided that any such change or elimination will become effective only when there are no such Indenture Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provisions; (vi) to secure the Indenture Securities under the applicable Indenture pursuant to the requirements of Section 801 of such Indenture, or otherwise; (vii) to establish the form or terms of such Indenture Securities of any series and any related coupons; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under such Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in such Indenture, provided such action does not adversely affect the interests of holders of Indenture Securities of a series issued thereunder or any related coupons in any material respect; or (x) to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Indenture Securities thereunder, provided that such action shall not adversely affect the interests of the holders of any such Indenture Securities and any related coupons in any material respect. (Section 901 of each Indenture)

          In determining whether the holders of the requisite principal amount of Outstanding Indenture Securities have given any request, demand, authorization, direction, notice, consent or waiver under the applicable Indenture or whether a quorum is present at a meeting of holders of Indenture Securities thereunder, (i) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (ii) the principal amount of an Indexed Security that may be counted in making such determination or calculation and that will be deemed outstanding for such purpose will be equal to the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of such Indenture and (iii) Indenture Securities owned by Enterprise or any other obligor upon the Indenture Securities or any Affiliate of Enterprise or of such other obligor shall be disregarded. (Section 101 of each Indenture)

          Each Indenture contains provisions for convening meetings of the holders of Indenture Securities of a series if Indenture Securities of that series are issuable as Bearer Securities. (Section 1501 of each Indenture) A meeting may be called at any time by the applicable Trustee, and also, upon request, by Enterprise or the holders of at least 10% in principal amount of the Outstanding Indenture Securities of that series, in any such case upon notice given as provided in the applicable Indenture. (Section 1502 of each Indenture) Except for any consent that must be given by the holder of each Indenture Security affected thereby, as described above, any resolution presented at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Indenture Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the Outstanding Indenture Securities of a series may be adopted at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Indenture Securities of that series. Any resolution passed or decision taken at any meeting of holders of Indenture Securities of a series duly held in accordance with the applicable Indenture will be binding on all holders of Indenture Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the Outstanding Indenture Securities of a series; provided, however, that, if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the Outstanding Indenture Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Indenture Securities of that series will constitute a quorum. (Section 1504 of each Indenture)

          Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of Indenture Securities of a series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding Indenture Securities affected thereby or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Indenture Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture. (Section 1504 of each Indenture)

Satisfaction and Discharge, Defeasance and Covenant Defeasance

          Enterprise may discharge certain obligations to holders of Debt Securities of a series that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Debt Securities for principal (and premium, if any) and interest, if any, and any Additional Amounts with respect thereto, to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be. (Section 401 of each Indenture)

          Each Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series and any related coupons pursuant to Section 301 thereunder, Enterprise may elect either
(a) to defease and be discharged from any and all obligations with respect to such Debt Securities and any related coupons (except for the obligations to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities and any related coupons, to maintain an office or agency in respect of such Debt Securities and any related coupons, and to hold moneys for payment in trust) ("defeasance") (Section 1402 of each Indenture) or (b) to be released from its obligations under any covenant specified pursuant to Section 301 with respect to such Debt Securities and any related coupons, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities and any related coupons ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by Enterprise with the applicable Trustee (or other qualifying trustee), in trust, of (i) an amount in U.S. dollars, (ii) Government Obligations (as defined below) applicable to such Debt Securities and coupons that through the payment of principal and interest in accordance with their terms will provide money in an amount, or (iii) a combination thereof in an amount, sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities and any related coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

          Such a trust may only be established if, among other things, Enterprise has delivered to the applicable Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities and any related coupons will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the Indenture. (Section 1404 of each Indenture)

          "Government Obligations" means securities which are (i) direct obligations of the United States or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof. "Government Obligations" also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from the amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt. (Section 101 of each Indenture)

          In the event Enterprise effects covenant defeasance with respect to any Debt Securities and any related coupons and such Debt Securities and coupons are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (4) or (7) under "Events of Default" (Section 501 of each Indenture) with respect to any covenant to which there has been defeasance, the amount of Government Obligations and funds on deposit with the applicable Trustee will be sufficient to pay amounts due on such Debt Securities and coupons at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities and coupons at the time of the acceleration resulting from such Event of Default. In such case, Enterprise would remain liable to make payment of such amounts due at the time of acceleration. (Section 501 of each Indenture)

          If the applicable Trustee or any Paying Agent is unable to apply any money in accordance with the applicable Indenture by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then Enterprise's obligations under such Indenture and such Debt Securities and any related coupons shall be revived and reinstated as though no deposit had occurred pursuant to such Indenture, until such time as such Trustee or Paying Agent is permitted to apply all such money in accordance with such Indenture; provided, however, that if Enterprise makes any payment of principal of (or premium, if any) or interest, if any, on any such Debt Security or any related coupon following the reinstatement of its obligations, Enterprise shall be subrogated to the rights of the holders of such Debt Securities and any related coupons to receive such payment from the money held by such Trustee or Paying Agent.

          The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series and any related coupons.

Book-Entry Debt Securities

          Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form (each a "Global Security"). Unless otherwise provided in the Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons. Payments of principal of (and premium, if any) and interest, if any, on Debt Securities represented by a Global Security will be made by Enterprise to the applicable Trustee, and then by such Trustee to the depository.

          Enterprise anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Additional or differing terms of the depository arrangements will be described in the Prospectus Supplement.

          So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; such laws may limit the transferability of beneficial interests in a Global Security.

          If (i) DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by Enterprise within 90 days following notice to Enterprise; (ii) Enterprise determines, in its sole discretion, not to have any Debt Securities represented by one or more Global Securities, or (iii) an Event of Default under the applicable Indenture has occurred and is continuing, then Enterprise will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a

Global Security will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such Debt Securities in certificated form registered in its name. Unless otherwise provided in the Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons.

         The following is based on information furnished by DTC and Enterprise assumes no responsibility for its content:

          DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate is issued with respect to a maximum of $200 million of principal amount of the Debt Securities of a series, and an additional certificate is issued with respect to any remaining principal amount of such series.

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

          Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

         To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt

Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

          Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such issue to be redeemed.

          Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

          Payments of principal of (and premium, if any) and interest on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Paying Agent or Enterprise, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal (and premium, if any) and interest to DTC will be the responsibility of Enterprise or the Paying Agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

          DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to Enterprise or the applicable Paying Agent. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered.

          Enterprise may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered.

          The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that Enterprise believes to be reliable, but Enterprise takes no responsibility for the accuracy thereof.

          Unless stated otherwise in the Prospectus Supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be Direct Participants in DTC.

          None of Enterprise, any underwriter or agent, the applicable Trustee or any applicable Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Resignation of Trustee

          The Trustee may resign or be removed with respect to one or more series of Indenture Securities and a successor Trustee may be appointed to act with respect to such series. (Section 608 of each Indenture) In the event that two or more persons are acting as Trustee with respect to different series of Indenture Securities under one of the Indentures, each such Trustee shall be a Trustee of a trust thereunder separate and apart from the trust administered by any other such Trustee (Section 609 of each Indenture), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is Trustee.

Subordinated Indenture Provisions

          Upon any distribution of assets of Enterprise upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on Subordinated Securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness (Sections 1601 and 1602 of the Subordinated Indenture), but the obligation of Enterprise to make payment of the principal (and premium, if any) and interest, if any, on the Subordinated Securities will not otherwise be affected. (Section 1604 of the Subordinated Indenture) In addition, no payment on account of principal (or premium, if any), sinking funds or interest, if any, may be made on the Subordinated Securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money's worth. (Section 1603 of the Subordinated Indenture)

          In the event that, notwithstanding the foregoing, any such payment by Enterprise is received by the Subordinated Trustee or the holders of any of the Subordinated Securities before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon such distribution of Enterprise, the holders of the Subordinated Securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of such Senior Indebtedness out of the distributive share of the Subordinated Securities. (Section 1602 of the Subordinated Indenture) By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of Enterprise may recover more, ratably, than holders of the Subordinated Securities. The Subordinated Indenture provides that the subordination provisions thereof will not apply to money and securities held in trust pursuant to the defeasance provisions of the Subordinated Indenture. (Section 1402 of the Subordinated Indenture)

          "Senior Indebtedness" is defined in the Subordinated Indenture as (a) the principal of and premium, if any, and unpaid interest on (i) indebtedness of Enterprise (including indebtedness of others guaranteed by Enterprise), whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed (other than the Indenture Securities issued under the Subordinated Indenture and securities issued under the Indenture dated as of January 1, 1998, including the 7.44% Deferrable Interest Subordinated Debentures, Series A, the Floating Rate Deferrable Interest Subordinated Debentures, Series B, and the 7 1/4% Deferrable Interest Subordinated Debentures, Series C of Enterprise), unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not senior or prior in right of payment to the Subordinated Securities, and (ii) renewals, extensions, modifications and refundings of any such indebtedness. (Section 101 of the Subordinated Indenture)

          The Debt Securities are senior and prior in right of payment to the 7.44% Deferrable Interest Subordinated Debentures, Series A, the Floating Rate Deferrable Interest Subordinated Debentures, Series B, and the 7 1/4% Deferrable Interest Subordinated Debentures, Series C of Enterprise and any guarantees issued in connection therewith.

          If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

The Trustee under the Indentures

          Enterprise maintains ordinary banking relationships with First Union National Bank, including credit facilities and lines of credit. First Union National Bank also serves as trustee under other indentures under which Enterprise or its subsidiaries are the obligors.

================================================================================
                              Plan of Distribution
================================================================================

         Enterprise may sell the Debt Securities to or through underwriters, dealers, or agents or directly to one or more other purchasers.

         The Prospectus Supplement sets forth the terms of the offering of the particular series or issue of Debt Securities to which such Prospectus Supplement relates, including, as applicable, (i) the name or names of any underwriters or agents with whom Enterprise has entered into arrangements with respect to the sale of such Debt Securities, (ii) the initial public offering or purchase price of such Debt Securities, (iii) any underwriting discounts, commissions and other items constituting underwriters' compensation from Enterprise and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, (iv) any commissions paid to any agents, (v) the net proceeds to Enterprise and (vi) the securities exchanges, if any, on which such Debt Securities will be listed.

          Unless otherwise set forth in the Prospectus Supplement relating to a particular series or issue of Debt Securities, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such Debt Securities will be obligated to purchase all of the Debt Securities of such series or issue allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          The Debt Securities may be offered and sold by Enterprise directly or through agents designated by Enterprise from time to time. Any agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named in, and any commissions payable by Enterprise to such agent will be set forth in, the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, each such agent will be acting on a best efforts basis for the period of its appointment.

          Any underwriters, dealers or agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them on the sale or resale of Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Underwriters, dealers and agents may be entitled, under agreements entered into with Enterprise, to indemnification by Enterprise against certain civil liabilities, including liabilities under the Securities Act.

================================================================================
                                 Legal Opinions
================================================================================

          The validity of the Debt Securities will be passed upon for Enterprise by James T. Foran, Esquire, Associate General Counsel or R. Edwin Selover, Esquire, Vice President and General Counsel, and for any underwriters, dealers or agents by Brown & Wood LLP, One World Trade Center, New York, New York 10048 who may rely on the opinion of Mr. Foran or Mr. Selover, as the case may be, as to matters of New Jersey law. Messrs. Foran and Selover are also employees of PSE&G.

================================================================================
                                     Experts
================================================================================

          The consolidated financial statements and the related financial statement schedules of Enterprise incorporated in this Prospectus by reference from Enterprise's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================





                                  $300,000,000

                                     [LOGO]

                            Public Service Enterprise
                               Group Incorporated

                                Extendible Notes
                           due June 15, 2001, Series C

                              ---------------------
                              PROSPECTUS SUPPLEMENT
                              ---------------------

                               Merrill Lynch & Co.

                                  June 10, 1999












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